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Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
April 9, 2002


Dear Sir/Madam:

We have read the first four (4) paragraphs of Item 4 included in the Form 8-K dated April 9, 2002, of International Paper Company, to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

                           Very truly yours,


                            /s/ Arthur Andersen LLP
                           ------------------------
                                Arthur Andersen LLP




cc: Mr. John T. Dillon, Chairman and Chief Executive Officer
    International Paper Company